REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Trustees of The Potomac Insurance Trust:


We have audited the accompanying statements of assets and liabilities of The Potomac Insurance Trust, comprised of the Evolution VP Managed Bond Fund and the Evolution VP Managed Equity Fund (the "Funds") as of April 19, 2004. These financial statements are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of the Evolution VP Managed Bond Fund and Evolution Managed Equity Fund at April 19, 2004 in conformity with accounting principles generally accepted in the United States.


                                                              Ernst & Young LLP


Chicago, Illinois
April 22, 2004

POTOMAC INSURANCE TRUST
STATEMENT OF ASSETS AND LIABILITIES
AS OF APRIL 19, 2004


                                                                  EVOLUTION VP     EVOLUTION VP
                                                                    MANAGED          MANAGED
                                                                   BOND FUND       EQUITY FUND
                                                                  ------------     ------------
ASSETS
Cash                                                                $    50,000     $    50,000
                                                                    ------------    -----------

        Total Assets                                                     50,000          50,000

LIABILITIES


                                                                    ------------    -----------

        Total Liabilities                                                     -               -

NET ASSETS                                                          $    50,000     $    50,000

NET ASSETS - CLASS A
Net assets                                                          $    50,000     $    50,000
Shares issued and outstanding; unlimited shares authorized                2,500           2,500
Net Asset Value, offering and redemption price per share            $     20.00     $     20.00
              (net assets/shares outstanding)












                       See notes to financial statements.

                             POTOMAC INSURANCE TRUST
                        NOTES TO THE FINANCIAL STATEMENTS

1.       ORGANIZATION

         The Potomac Insurance Trust ( the "Trust") was organized as a Massachusetts business trust on December 29, 1999 and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company issuing its shares in series, each series representing a distinct portfolio with its own investment objectives and policies. The series presently authorized are: The Potomac VP OTC Plus Fund, The Potomac VP Dow 30sm Plus Fund, The Potomac VP Internet Plus Fund, The Potomac VP Small Cap Plus Fund, The Potomac VP OTC/Short Fund, The Potomac VP Dow 30sm/Short Fund, The Potomac VP Internet/Short Fund, The Potomac VP Small Cap/Short Fund, The Potomac VP U.S. Plus Fund, The Potomac VP U.S./Short Fund, The
         Potomac VP Japan Plus  Fund,  The  Potomac  VP  Japan/Short  Fund,  The
         Potomac VP MidCap Plus Fund, The Potomac VP MidCap/Short Fund, The Potomac VP Total Market Plus Fund, The Potomac VP Total Market/Short Fund, Evolution VP Managed Bond Fund, Evolution VP Managed Equity Fund, PSI VP Seasonality Fund and The Potomac VP Money Market Fund. Pursuant to the 1940 Act, each Fund (other than the Potomac VP Money Market
         Fund) is a "non-diversified" series of the Trust. The Trust has the authority to issue an unlimited number of shares of beneficial interest and has the authority to classify or reclassify these shares into classes and/or series. Pursuant to such power, the Board of Trustees has initially designated the authorized shares of the Trust into two classes, Class A shares and Class B shares except for the Evolution VP Managed Bond Fund, Evolution VP Managed Bond Fund, PSI VP Seasonality Fund which has authorized only Class A shares. Each class of shares has identical rights and privileges except with respect to Distribution Fees (see Note 4) and voting rights affecting a single class. Each Fund has had no operations other than those related to organizational matters, including the sale of 2,500 shares of the Class A (Rafferty Asset Management, LLC, the Advisor - see Note 3) of the Evolution VP Managed Bond Fund and the Evolution VP Managed Equity Fund, collectively the "Funds", on April 19, 2004. These financial statements relate only to the Evolution VP Managed Bond Fund and the Evolution VP Managed Equity Fund (the "Funds").

2.       SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION EXPENSES

         Expenses incurred by the Trust in connection with the organization and initial public offering were expensed as incurred. These expenses were advanced by the Advisor, and the Advisor reimbursed the Trust for these expenses.

         FEDERAL INCOME TAXES

         The Funds intend to comply with the requirements of subchapter M of the Internal Revenue Code necessary to qualify as regulated investment companies and to make the requisite distributions of income and capital gains to their shareholders sufficient to relieve them from all or substantially all federal income taxes.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.       INVESTMENT ADVISOR

         The Funds have an Investment Advisory Agreement (the "Agreement") with Rafferty Asset Management, LLC (the "Advisor"), with whom certain officers and trustees of the Trust are affiliated, to furnish investment advisory services to the Funds. Under the terms of the Agreement, the Funds compensate the Advisor for its management services at an annual rate of 1.00% based on their average daily net assets.

         The Advisor has agreed to reimburse the Funds to the extent necessary to ensure that each Fund's operating expenses do not exceed 2.00% of the average daily net assets. The Advisor may recover from each Fund the expenses paid in excess of the annual cap on expenses for the three previous years, as long as the recovery does not cause the Fund to exceed such annual cap on expenses.

4.       DISTRIBUTION PLAN

         The Trust, on behalf of the Funds, has adopted a Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act. The Plan allows the Funds to compensate Rafferty Capital Markets, Inc., an affiliate of the Advisor, for distribution and sales fees and other shareholder service fees, at an amount not to exceed an annual rate of 0.25% of the average daily net assets of each Fund.